Exhibit 99.1
T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND ANNUAL 2009 RESULTS
Assets Under Management up $115 Billion During Year to $391 Billion
BALTIMORE (January 28, 2010) – T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its fourth quarter 2009 results, including net revenues of $543 million, net income of $153 million, and diluted earnings per common share of $.57. On a comparable basis, net revenues were $416 million in the fourth quarter of 2008 when net income was $24 million and diluted earnings per common share was $.09. The 2008 quarterly results included non-cash charges of $88 million for the other than temporary impairment of certain of the firm’s investments in sponsored mutual funds. This non-operating charge, after related tax benefits, reduced by $.22 what would have been diluted earnings per common share of $.31 in the fourth quarter of 2008.
Investment advisory revenues increased 40%, or $132 million, from the comparable 2008 quarter. Assets under management increased from $366.2 billion at September 30, 2009, to $391.3 billion at December 31, 2009, including $232.7 billion in the T. Rowe Price mutual funds distributed in the United States and $158.6 billion in other managed investment portfolios. Net cash inflows in the fourth quarter 2009 totaled $7.3 billion, while higher market valuations and income added $17.8 billion to assets under management.
Annual results for 2009 include net revenues of nearly $1.9 billion, net income of $434 million, and diluted earnings per common share of $1.65, down 9% from $1.81 per common share in 2008. The previously reported 2008 diluted earnings per common share of $1.82 was adjusted to reflect the retrospective application of new financial reporting guidance adopted in 2009. Year-end assets under management increased nearly 42%, or $115 billion, from $276.3 billion at the beginning of 2009. Net cash inflows from investors totaled $22.7 billion for 2009, and market appreciation and net income added $92.3 billion during the year. During 2008, our assets under management declined $123.7 billion as cash inflows from investors of $17.1 billion were more than offset by market valuation declines, net of income, of $140.8 billion.

Financial Highlights
Investment advisory revenues earned from the T. Rowe Price mutual funds distributed in the United States increased $90 million, or 39%, to more than $318 million in the fourth quarter of 2009. Average mutual fund assets under management were $225.2 billion in the 2009 quarter, an increase of 37%, or $60.3 billion, from the average for the 2008 quarter. Mutual fund assets at December 31, 2009 increased 6.5% or $14.3 billion from the end of September 2009.
Net inflows to the mutual funds were $4.0 billion during the fourth quarter of 2009, including $3.8 billion to our bond funds and $.8 billion to our stock funds, net of $.6 billion transferred to our other managed investment portfolios. Money fund outflows were $.6 billion during the fourth quarter. The New Income, Short Term Bond and Mid-Cap Growth funds together added $2.6 billion of net inflows. Higher market valuations and income increased mutual fund assets under management by $10.3 billion during the 2009 quarter.
Investment advisory revenues earned on the other investment portfolios that the firm manages increased $42 million from the fourth quarter of 2008 to more than $143 million. Average assets in these portfolios were $151.9 billion during the fourth quarter of 2009, up $38.5 billion, or 34.0%, from the 2008 quarter. Net inflows of $3.3 billion include the $.6 billion transferred from the mutual funds during the 2009 quarter. Higher market valuations and income during the fourth quarter of 2009 added $7.5 billion. Investors outside the United States account for nearly 12% of the firm’s assets under management at the end of 2009.
The target-date retirement investment portfolios continue to be a significant source of assets under management. During the 2009 quarter, net inflows of $1.9 billion originated in these portfolios. Assets in the target-date retirement portfolios were $43.7 billion at December 31, 2009, accounting for 11% of the firm’s assets under management and 18% of its mutual fund assets.
Operating expenses were $313 million in the fourth quarter of 2009, up $18 million from the 2008 quarter. Compensation and related costs increased 13% from the comparable 2008 quarter due to a higher fourth quarter accrual for the firm’s year-end compensation program. On a comparative basis, quarterly accruals were significantly reduced due to market conditions in the

2008 fourth quarter as well as in the first and second quarters of 2009. On a full year basis, the firm’s 2009 year-end compensation program was down about 10% from 2008. At December 31, 2009, the firm employed 4,802 associates, down 10.8% from the end of 2008.
Advertising and promotion expenditures were down 22.5%, or $6.9 million, compared to the fourth quarter of 2008. The firm estimates that its advertising and promotion expenditures for 2010 could increase up to 30% from 2009 and first quarter 2010 spending is expected to be about $26 million. The firm varies its level of spending based on market conditions and investor demand as well as its efforts to expand the investor base.
The 2009 annual provision for income taxes as a percentage of pretax income was 37.1%. The firm presently estimates that the effective tax rate for 2010 will be about 38.0%.
Management Commentary
James A.C. Kennedy, the company’s chief executive officer and president, commented: “The dramatic and broad-based market recovery last year provided welcome relief for investors who suffered devastating losses in 2008 and into early 2009. With this backdrop, and supported by our strong investment performance and success in attracting assets from new and existing clients, our financial results steadily improved from the depths of the downturn in the first quarter of 2009. Nevertheless, we remain mindful that most equity investors – while in better shape than a year ago – have yet to recover all of their losses, and that the last decade was the worst for U.S. equities since the 1930s.
“While our net revenues, net income, and earnings per share have rebounded, they remain lower than their 2008 levels and well below their highs in 2007. Our level of assets under management has recovered strongly and ended 2009 approaching the year-end 2007 peak of $400 billion; however, our average assets under management – from which we derive our investment advisory revenues – was well below the average assets under management in each of the prior two years. As such, we have remained very attentive to expense control, including earlier in 2009 when we made the difficult decision to implement a workforce reduction.

“Our strong balance sheet helped us remain focused on our clients as we rode out the worst market environment since the Great Depression. It also enabled us to continue to grow our global presence and invest in key capabilities that will serve the firm and our clients well into the future.
“In 2009 we expanded our investment offerings for individual and institutional investors with the addition of several new equity and fixed-income strategies. We increased our total number of investment professionals, including adding several new members to our team of global research analysts. And, reflecting our commitment to sustaining the global expansion of our investment management, distribution, and related services capabilities, last week we completed the purchase of a 26% stake in UTI Asset Management Company, a leading Indian investment manager. Over time, our investment in UTI will enable us to capitalize on the growth potential of India’s asset management industry; in the meantime, we look forward to collaborating with and gaining valuable perspectives from the UTI team.
“Strengthening our ability to meet the needs of our clients, we rolled out a variety of new services and products for financial intermediaries, individual investors, and plan sponsors. We also saw further increases in the number of retirement plans offering the Retirement Funds and automated services for participants. Continuing our long history of educating investors, we collaborated with Walt Disney Imagineering and Walt Disney Parks and Resorts Online on an exciting new initiative to boost family financial education. The Great Piggy Bank Adventure offers key financial lessons through two interactive financial education and entertainment experiences – a free online board game at www.thegreatpiggybankadventure.com and a hands-on experience at INNOVENTIONS at Epcot® at the Walt Disney World® Resort in Florida.
“The firm’s long-term investment advisory results relative to our peers remain strong, with 89% of the T. Rowe Price funds across their share classes surpassing their comparable Lipper averages on a total return basis for the five-year period ended December 31, 2009, at least 79% outperforming for the three- and 10-year periods, and 73% outperforming for the one-year period. In addition, T. Rowe Price stock, bond and blended asset funds that ended the quarter with an overall rating of four or five stars from Morningstar account for more than 73% of our rated funds’ assets under management.

“We remain debt-free with substantial liquidity, including cash and mutual fund investment holdings of more than $1.4 billion,” Mr. Kennedy added. “During 2009 we increased our dividend by 4%, expended $67 million to repurchase nearly 2.3 million of our common shares, and invested $134 million in facilities and technology. These cash expenditures, as well as the recent $142 million investment in UTI, were funded from our available liquid resources. Based on current strategic projects and plans, the company is considering a 2010 capital expenditure plan of about $150 million for property and equipment additions, which we would expect to fund from our cash balances.”
Market Commentary
“U.S. and global economies have started on a path to recovery, and 2010 should be a year of modest growth in both the economies and the financial markets. The markets face wide-ranging risks, including residual fragility in the financial system, high unemployment, a stretched consumer, uncertainty surrounding taxes and regulation, and the Federal Reserve’s exit strategy for reducing liquidity. Nevertheless, the backdrop for equities continues to gradually improve. Valuations remain reasonable, consumers and companies are working to repair their balance sheets, and investor and corporate confidence is improving. In this environment, we expect to see modest growth in corporate revenues and earnings as we move through 2010.”
Closing Comment
In closing, Mr. Kennedy said: “Unlike many other financial services companies, we are fortunate that our strong balance sheet and our diversified investment and distribution capabilities meant we did not have to fundamentally change our business model in the wake of the recent market turmoil. Our associates and investment teams had the luxury of being able to remain focused on servicing and creating durable value for our growing number of clients around the world. As a result, our investment performance, client satisfaction, cash inflows, and balance sheet remain strong. By continuing to prudently manage the firm for the long-term, invest in key capabilities and talent, and take advantage of attractive business opportunities, T. Rowe Price is well positioned for growth in the foreseeable future.”

Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the company’s 2009 financial statements and internal controls over financial reporting at December 31, 2009. The company expects that KPMG will complete its work in early February and that it will then file its Form 10-K Annual Report for 2009 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the company’s audited financial statements, management’s report on internal controls over financial reporting at December 31, 2009, and the reports of KPMG.
Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels and expense savings, estimated tax rates, and expectations regarding financial results, future transactions, investments, capital expenditures, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the company’s Form 10-K reports.
Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per-share amounts)

	Three months ended		Year ended
	12/31/2008	12/31/2009	12/31/2008	12/31/2009
Revenues
Investment advisory fees	$329.9	$461.7	$1,761.0	$1,546.1
Administrative fees	85.5	80.1	353.9	318.8
Investment income of savings bank subsidiary	1.9	1.8	6.4	7.0

Total revenues	417.3	543.6	2,121.3	1,871.9
Interest expense on savings bank deposits	1.4	1.0	5.0	4.5

Net revenues	415.9	542.6	2,116.3	1,867.4

Operating expenses
Compensation and related costs	179.3	202.0	815.6	773.4
Advertising and promotion	30.7	23.8	104.1	73.2
Depreciation and amortization of property and equipment	15.8	15.5	61.7	65.2
Occupancy and facility costs	26.1	26.6	101.8	102.4
Other operating expenses	43.0	44.9	184.6	151.6

Total	294.9	312.8	1,267.8	1,165.8

Net operating income	121.0	229.8	848.5	701.6

Non-operating investment income (loss)	(80.1)	10.2	(52.3)	(12.7)

Income before income taxes	40.9	240.0	796.2	688.9
Provision for income taxes	16.6	87.5	305.4	255.3

Net income	$24.3	$152.5	$490.8	$433.6

Earnings per share on common stock
Basic	$0.09	$0.59	$1.89	$1.69

Diluted	$0.09	$0.57	$1.81	$1.65

Dividends declared per share	$0.24	$0.25	$0.96	$1.00

Weighted average shares
Outstanding	257.0	257.1	259.3	255.9

Assuming dilution	263.3	265.3	269.9	262.3

	Three months ended		Year ended
	12/31/2008	12/31/2009	12/31/2008	12/31/2009
Investment Advisory Revenues (in millions)
Sponsored mutual funds in the U.S.
Stock and blended asset	$179.3	$255.8	$1,031.4	$843.7
Bond and money market	49.5	62.6	207.4	224.6

Total	228.8	318.4	1,238.8	1,068.3
Other portfolios	101.1	143.3	522.2	477.8

Total	$329.9	$461.7	$1,761.0	$1,546.1

Average Assets Under Management (in billions)
Sponsored mutual funds in the U.S.
Stock and blended asset	$118.6	$166.7	$168.6	$139.5
Bond and money market	46.3	58.5	47.5	52.3

Total	164.9	225.2	216.1	191.8
Other portfolios	113.4	151.9	142.1	129.5

Total	$278.3	$377.1	$358.2	$321.3

	12/31/2008	12/31/2009
Assets Under Management (in billions)
Sponsored mutual funds in the U.S.
Stock and blended asset	$117.9	$172.7
Bond and money market	46.5	60.0

Total	164.4	232.7
Other portfolios	111.9	158.6

Total	$276.3	$391.3

Stock and blended asset portfolios	$196.9	$290.4
Fixed income portfolios	79.4	100.9

Total	$276.3	$391.3

	Year ended
	12/31/2008	12/31/2009
Condensed Consolidated Cash Flows Information (in millions)
Cash provided by operating activities, including $89.1 of non-cash stock-based compensation and $36.1 of other than temporary impairments in 2009	$741.8	$535.6
Cash used in investing activities, including $(133.9) for additions to property and equipment	(125.0)	(166.7)
Cash used in financing activities, including common stock repurchases of $(71.0) and dividends paid of $(256.9) in 2009	(782.8)	(244.7)

Net change in cash during the period	$(166.0)	$124.2

	12/31/2008	12/31/2009
Condensed Consolidated Balance Sheet Information (in millions)
Cash and cash equivalents	$619.1	$743.3
Investments in sponsored mutual funds	513.5	677.5
Property and equipment	440.1	512.8
Goodwill	665.7	665.7
Accounts receivable and other assets	581.0	611.0

Total assets	2,819.4	3,210.3
Total liabilities	330.6	328.1

Stockholders’ equity, 258.5 common shares outstanding in 2009, including net unrealized holding gains of $101.9 in 2009	$2,488.8	$2,882.2